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                                                                    Exhibit 10.1

                           SECOND AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT


This Amended and Restated Employment Agreement ("Agreement") is entered into as of the 21st day of June 2005 (the "Effective Date"), between Intelligroup, Inc. (the "Company") and Shirley Spoors (the "Executive"). The purpose of the Agreement will be to memorialize the terms and conditions of employment for the Executive and amend the terms of the Employment Agreement originally entered into on or about April 1, 2004 and the Amended and Restated Employment Agreement of July 28, 2004 ("Original Agreement").

NOW THEREFORE, in consideration of the mutual promises contained in the Agreement and for other good and valuable consideration, the sufficiency of which is hereby agreed, the Company and the Executive agree as follows:

1. EMPLOYMENT.
The Company agrees to continue to employ and engage the services of the Executive as the Vice President of Human Resources for the U.S. and the Executive agrees to serve the Company in such capacity.

2. TERM OF AGREEMENT.
The Company hereby agrees to continue to employ the Employee, and the Employee hereby agrees to continue to accept employment with the Company, upon the terms set forth in this Agreement, through December 31, 2005 unless terminated sooner in accordance with the provisions of Section 7. It is further agreed that the Company may commence a search for a new Vice President of Human Resources. In that event, the Executive will assist with this search and will transition her duties to the new Vice President of Human Resources through December 31, 2005 or such other date as mutually agreed.

In the event the Agreement is not renewed beyond December 31, 2005, the party making such decision must notify the other no later than November 30, 2005. In the event that such notification is tardy, the term of the Agreement shall be so extended to provide for 30 days of notice. This shall be the only remedy for a tardy notice by either party.

3. GENERAL EMPLOYMENT TERMS.
The Executive shall devote normal business hours to the business and affairs of the Company five days per week and be available to discuss the business and affairs of the company. The Executive shall further use her best efforts to promote the interests of the Company, and perform faithfully and efficiently the responsibilities assigned to her. While employed by Company, Executive shall not engage in other employment, except with the prior consent of the Company's Board of Directors. The Company requires the Executive to perform services under this Agreement on a bi-weekly basis in the Edison, NJ office consistent with her executive level responsibilities. In addition to the aforementioned schedule, the Executive shall use her best efforts to make herself available for work in the Edison, NJ office on an "as needed" basis.

4. COMPENSATION.
4.1 BASE SALARY. Executive shall receive an annual base salary equivalent of US $182,000.00 ("Base Salary"). The Base Salary shall be payable in cash, subject to applicable withholdings, in accordance with the current payroll policies of the Company.

4.2 INCENTIVE COMPENSATION BONUS. The $26,000 guaranteed bonus that is due to the Executive on June 30, 2005 will be paid in full and processed with the June 27, 2005 scheduled payroll run.

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4.3 EMPLOYEE BENEFITS. In addition, the Executive shall be eligible for all employee benefits offered to the Company's employees. In particular, the Executive will be entitled to the following benefits:

         (a) Vacation and Sick Leave. The Executive shall be eligible to participate in the Company's standard vacation and sick leave benefit plan and the number of vacation days afforded to Executive under the terms of the plan shall be 20 days per year.

         (b) Business Expense Reimbursement. The Executive shall receive reimbursement of all legitimate and reasonable business expenses incurred by the Executive on behalf of the Company for telecommuting, pursuant to the written policies of the Company in this regard.

         (c) 401(k) Plan. The Executive is eligible to participate in the 401(k) retirement benefit plan made available to the employees of the Company pursuant to the terms and conditions of such plan.

         (d) Insurance Plans. The Executive is eligible to participate in the life, health, dental, short and long-term disability plans made available to the employees of the Company pursuant to the terms and conditions of such plans.

         (e) Changes to Employee Benefit Plans. Nothing in this Agreement shall prevent the Company from changing, modifying, amending or terminating the employee benefit plans of the Company so as to eliminate, reduce or otherwise change any benefits payable under this Agreement.

         (f) Indemnification. Executive will be a party to any standard indemnification agreement for the Company's executive officers that may be adopted by the Company.

5. STOCK OPTIONS. All existing option grants shall remain in full force and effect pursuant to the terms and conditions of the stock option agreements.

6. CHANGE OF CONTROL.
Upon the effectiveness of a Change of Control event (as that term is defined below), unless provision is made in connection with such Change of Control for the assumption of the Options, or the substitution of such Options with new options of the successor entity or parent thereof, with appropriate adjustment to the number of option shares and, if appropriate, the exercise price, all of the remaining option shares, to the extent not vested and exercisable, shall, subject to and conditioned upon the effectiveness of the Change of Control, become vested and exercisable fifteen (15) days prior to the anticipated effective date of the Change of Control, as determined by the Company. The Board of Directors may, at its sole discretion, alter the terms of the Company's Stock Option Plan, any Stock Option Agreements and the definition of Change of Control set forth hereunder.


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For the purposes of this Agreement a "Change in Control" shall be deemed to have occurred if any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) not affiliated with the Company as of the Effective Date, becomes the beneficial owner, directly or indirectly, of securities of the Company representing 51% or more of the combined voting power of the Company's then outstanding securities and where Executive is not offered a position substantially similar to the position offered to the Executive hereunder in the successor entity to the Company. For the purposes of the foregoing and the avoidance of doubt, any transaction (including but not limited to deregistration, reverse stock split, tender offer or merger) directed at taking the Company private shall not be deemed to be a Change of Control under this Agreement.

7. TERMINATION.
7.1 CAUSE. The Company may terminate the Executive's employment for Cause. For purposes of the Agreement, "Cause" shall mean (A) any act of dishonesty or knowing and willful breach of fiduciary duty by the Executive; (B) commission of a felony involving moral turpitude or unlawful, dishonest, or unethical conduct that a reasonable person would consider damaging to the reputation of the Company or any conduct which is in violation of the Company's policies; (C) any material breach of any provision of the Agreement, or any other agreements between the Executive and Company, by the Executive; or (D) insubordination or refusal to perform assigned duties consistent with duties of the Executive's position or to comply with the reasonable directions of the Chief Executive Officer or Company's Board of Directors. If the Executive's employment is terminated for Cause, the Company shall pay the Executive her full accrued Base Salary through the date of termination at the rate in effect at the time of such termination, and the Company shall have no further obligation to the Executive under the Agreement or under any other agreements or plans. All other compensation including, without limitation, bonuses, severance and/or stock option grants shall be forfeited if the Executive is terminated for Cause.

7.2 SEVERANCE. Employee shall be eligible for three (3) months of severance pay should this Agreement be terminated prior to December 31, 2005 unless the agreement is terminated for Cause. The payments shall commence upon the day following termination and continue for a period of three months in accordance with the Company's standard payroll practices.

8. MISCELLANEOUS.
8.1 ENTIRE AGREEMENT. The Agreement constitutes the entire agreement between the parties and supersedes any prior understandings or agreements between the parties, written or oral, to the extent they relate in any way to the subject matter hereof including, without limitation, the Original Agreement. The Intelligroup Standard Employee Terms agreement as executed by the Executive or executed in the future by the Executive, shall be made a part of the Agreement. In the event there are any inconsistencies between the Agreement and the foregoing agreements, the terms of the Agreement shall take precedence.

8.2 NO ASSIGNMENT; ASSUMPTION. The Agreement is personal to the Executive and shall not be assignable by the Executive. The Agreement shall inure to the benefit of and be binding upon any successor to the business or assets of the company which assumes the Agreement, whether expressly or by operation of law.

8.3 GOVERNING LAW. This is a New Jersey contract and shall be construed under and is governed in all respects by the laws of New Jersey, without giving effect to any conflict of laws principles of New Jersey law. Any legal action or suit related in any way to the Agreement shall be brought exclusively in the courts of New Jersey. Both parties agree that the courts of New Jersey are the exclusive convenient forum for the resolution of disputes.

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8.4 AMENDMENTS. No amendments of any provision of the Agreement shall be valid unless the same shall be in writing and signed by both the Company and the Executive.

8.5 SEVERABILITY. Any term or provision of the Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of the date first above written.

  /s/ Shirley Spoors                                 Intelligroup, Inc.
---------------------------------                    Company
Executive

                                                     /s/ Christian Misvaer
                                                     --------------------------
                                                     Name: Christian Misvaer

                                                     Title: Secretary